Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Perion Network Ltd. Equity Incentive Plan (formerly known as the 2003 Israeli Share Option Plan), of our report dated March 16, 2022, with respect to the consolidated financial statements of Perion Network Ltd. and the effectiveness of internal control over financial reporting of Perion Network Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER	Tel Aviv, Israel
A member of Ernst & Young Global	August 17, 2022